News Release
For Immediate Release:	For More Information,
November 4, 2009	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Third Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today third quarter net income available to common shareholders of $5.4 million compared to $6.2 million reported in the third quarter of 2008.  Earnings per diluted common share were $0.32 in the third quarter of 2009 compared to $0.37 in the third quarter of 2008.  For the nine months ended September 30, 2009, the Company reported net income available to common shareholders of $48.5 million compared to $17.0 million reported for the comparable period in 2008.  Earnings per diluted common share were $2.91 for the nine months ended September 30, 2009 compared to $1.07 for the same nine months in 2008.

Several significant factors affect the comparability of the 2009 and 2008 results, including the following:

•
In the second quarter of 2009, the Company realized a $62.1 million gain related to the acquisition of Cooperative Bank in Wilmington, North Carolina.  This gain resulted from the difference between the purchase price and the acquisition-date fair value of the acquired assets and liabilities.  The after-tax impact of this gain was $37.6 million, or $2.25 per diluted common share.

•
In the second and third quarters of 2009, the Company recorded acquisition related expenses related to Cooperative Bank of $792,000 and $290,000, respectively, consisting primarily of professional fees.  The after-tax impact of these expenses was $483,000 (or $0.03 per diluted common share) and $177,000 (or $0.01 per diluted common share), respectively.

•
The Company has recorded $1.0 million in preferred stock dividends in each of the first three quarters of 2009 related to the January 12, 2009 issuance of preferred stock to the U.S. Treasury.  These amounts have reduced the Company’s net income available to common shareholders.

•
In the second quarter of 2009, the Company recorded a $1.6 million expense related to a special assessment levied by the FDIC on all banks in order to replenish the FDIC insurance fund.  The after-tax impact of this assessment was $976,000, or $0.06 per diluted common share.

Update on Cooperative Bank Acquisition

On June 19, 2009, First Bank acquired substantially all of the assets and liabilities of Cooperative Bank, which had been closed earlier that day by regulatory authorities.  Cooperative Bank operated through twenty-one branches in North Carolina and three branches in South Carolina.  In connection with the acquisition, First Bank assumed assets with a book value of $958 million, including $829 million in loans and $706 million in deposits. The loans and foreclosed real estate purchased are covered by a loss share agreement between the FDIC and First Bank which affords First Bank significant loss protection.  Under the loss share agreement, the FDIC will cover 80% of loan and foreclosed real estate losses up to $303 million and 95% of losses that exceed that amount.

First Bank received a $123 million discount on the assets acquired and paid no deposit premium, which, after applying initial estimates of purchase accounting fair market value adjustments to the acquired assets and assumed deposits, resulted in a gain of $53.8 million.

During the third quarter of 2009, the Company obtained third-party appraisals for the majority of Cooperative’s collateral dependent problem loans.  Overall, the appraised values were higher than the Company’s original estimates made as of the acquisition date.  In addition, during the third quarter, the Company received payoffs related to certain loans for which losses had been anticipated.   Accordingly, as required by relevant accounting rules, the Company retrospectively adjusted the fair value of the loans acquired for these factors, which resulted in the acquisition gain increasing from $53.8 million to $62.1 million. The Company continues to obtain more information regarding the fair value of the assets acquired.  Fair values are subject to refinement for up to one year after the closing date of the acquisition as information relative to closing date fair values becomes available, and thus the gain could be adjusted again (up or down) in the future during the one year period.

On October 9, 2009, First Bank successfully converted Cooperative’s loan and deposit records to First Bank’s computer system.  Also on that day, five branches were consolidated in market areas in which First Bank branches were in close proximity with former Cooperative Bank branches.

Balance Sheet Growth

Total assets at September 30, 2009, including the impact of Cooperative, amounted to $3.5 billion, 30.3% higher than a year earlier.  Total loans at September 30, 2009 amounted to $2.7 billion, a 21.9% increase from a year earlier, and total deposits amounted to $2.9 billion at September 30, 2009, a 44.4% increase from a year earlier.

Excluding the Cooperative acquisition, the Company has experienced a decline in loans and an increase in deposits during 2009.  Internally generated loan balances declined $27 million, or 1.2%, in the third quarter of 2009 and have declined $64 million, or 2.9%, year to date.  The Company continues to originate and renew a significant amount of loans each month, but normal paydowns of loans have exceeded new loan growth.  Internally generated deposits increased $46 million, or 1.6%, in the third quarter of 2009, and have increased by $135 million, or 6.5%, for the first nine months of 2009.

The combination of lower loans and higher deposits has significantly enhanced the Company’s liquidity during 2009.  At September 30, 2009, the Company’s cash balances exceeded $284 million, a 59% increase from a year earlier.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2009 amounted to $30.5 million, a 33.9% increase over the third quarter of 2008.  Net interest income for the nine months ended September 30, 2009 amounted to $76.1 million, an 18.8% increase over the same nine months in 2008.

The increases in net interest income were primarily due to 1) the higher average balances of loans and deposits previously discussed, and 2) a higher net interest margin.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the third quarter of 2009 was 3.87%, a 13 basis point increase from the 3.74% margin realized in the second quarter of 2009 and an 8 basis point increase from the 3.79% margin realized in the third quarter of 2008.  The third quarter of 2009 was the third consecutive quarter in which there were no changes in the interest rates set by the Federal Reserve, and the Company was able to reprice at lower rates maturing time deposits that had been originated in periods of higher interest rates.

The Company’s net interest margin also benefitted from purchase accounting adjustments associated with the Cooperative acquisition and, to a lesser degree, the acquisition of Great Pee Dee Bancorp in 2008.  For the three and nine months ended September 30, 2009, the Company recorded $2,139,000 and $2,473,000, respectively, in net positive purchase accounting adjustments that increased net interest income, primarily related to reductions to interest expense associated with Cooperative’s time deposits.  For the three and nine months ended September 30, 2008, the Company recorded $366,000 and $773,000, respectively, in net purchase accounting adjustments that increased net interest income.

Provision for Loan Losses and Asset Quality

The current economic environment has resulted in an increase in the Company’s loan losses and nonperforming assets, which has led to significantly higher provisions for loan losses.  The Company’s provision for loan losses amounted to $5,200,000 in the third quarter of 2009 compared to $2,851,000 in the third quarter of 2008.  The provision for loan losses for the nine months ended September 30, 2009 was $13,611,000 compared to $6,443,000 recorded in the first nine months of 2008.

The increases in the provisions for loan losses are solely attributable to the Company’s “non-covered” loan portfolio, which excludes loans assumed from Cooperative that are subject to the loss share agreement with the FDIC.  The Company does not expect to record any significant loan loss provisions in the foreseeable future related to Cooperative’s loan portfolio because these loans were written down to estimated fair market value in connection with the recording of the acquisition.

The Company’s non-covered nonperforming assets at September 30, 2009 increased approximately $13 million to $66 million from the second quarter of 2009 and are $37 million higher than at September 30, 2008.  At September 30, 2009, the ratio of non-covered nonperforming assets to total non-covered assets was 2.21% compared to 1.81% at June 30, 2009 and 1.04% at September 30, 2008.

The Company’s ratio of annualized net charge-offs to average non-covered loans was 0.72% for the third quarter of 2009 compared to 0.18% in the third quarter of 2008.  The Company’s ratio of annualized net charge-offs to average non-covered loans was 0.52% for the first nine months of 2009 compared to 0.19% for the comparable period of 2008.

During the third quarter of 2009, the Company’s nonperforming loans that are covered by FDIC loss share agreements increased from $69 million to $105 million.  The contractual balances related to these covered non-performing loans was $194 million at September 30, 2009.

Noninterest Income

Total noninterest income was $5.7 million in the third quarter of 2009, a 7.1% increase from the $5.4 million recorded in the third quarter of 2008, with the increase being attributable to a larger customer base as a result of the Cooperative acquisition.

Noninterest income for the nine months ended September 30, 2009 amounted to $77.5 million compared to $15.7 million for the same nine months in 2008.  The primary reason for the increase was the $62.1 million gain realized from the Cooperative acquisition that occurred in June 2009.  Excluding that item, total noninterest income for the nine months ended September 30, 2009 was $15.4 million compared to $15.7 million for the comparable period of 2008.  The decrease in 2009 is primarily attributable to higher levels of securities losses and other miscellaneous losses experienced in 2009.

Noninterest Expenses

Noninterest expenses amounted to $21.0 million in the third quarter of 2009, a 36.1% increase over the $15.4 million recorded in the same period of 2008.  Noninterest expenses for the nine months ended September 30, 2009 amounted to $56.1 million, a 21.6% increase from the $46.1 million recorded in the first nine months of 2008.

The primary reasons for the increase in noninterest expenses in 2009 compared to 2008 are:

•	Incremental operating expenses associated with the Cooperative acquisition were $3.8 million in the third quarter of 2009 and were $4.1 million on a year to date basis.

•
FDIC insurance expense amounted to $1.2 million and $4.5 million for the three and nine months ended September 30, 2009, compared to $0.3 million and $0.8 million for the comparable periods of 2008, respectively.  Included in the $4.5 million in FDIC insurance expense for the nine months ended September 30, 2009 is $1.6 million related to a special assessment that was levied by the FDIC on all banks in the second quarter of 2009.

Additionally, in the third quarter of 2009, the Company recorded acquisition related expenses related to Cooperative Bank of $290,000 consisting primarily of professional fees.  The Company recorded $1.1 million in acquisition related expenses for the first nine months of 2009.

The Company’s effective tax rate was approximately 38% for all periods presented.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “I am pleased with the solid results we are reporting today.  The acquisition and conversion of Cooperative Bank went smoothly, and I believe we are poised for even greater success in the future.”

Mr. Ocheltree noted the following other corporate developments:

•
On September 14, 2009, the Company reported that it had been recognized for the second year in a row by investment banking firm Sandler O’Neill & Partners, L.P., as one of the top performing small-cap banks in the nation.  New York-based Sandler O’Neill is one of the best-known and most highly regarded investment firms specializing in the commercial banking industry.  Please contact the Company if you would like a copy of this press release.

•
First Bank has elected to continue to participate in the FDIC’s Transaction Account Guarantee Program.  Under the program, through June 30, 2010, all non-interest bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.  Coverage under this program is in addition to and separate from the coverage available under the FDIC’s general deposit insurance rules.

•
The Company has received regulatory approval to open a full-service bank branch in Christiansburg, Virginia.  Construction of a branch facility has begun and the Company anticipates the opening the branch in the spring of 2010.  This will be the Company’s sixth branch in southwestern Virginia.

•
In December 2009, First Bank plans to move into a newly constructed branch office in Leland, North Carolina that is in close proximity to the two existing First Bank branches.  The two existing branches will be closed.

•
In December 2009, First Bank plans to close its bank branch located at Market Commons in Myrtle Beach, South Carolina.  Customer accounts will be transferred to First Bank’s branch located in Little River, South Carolina.

•
On August 27, 2009, the Company announced a quarterly cash dividend of $0.08 cents per share payable on October 23, 2009 to shareholders of record on September 30, 2009.  The is the same dividend rate as the Company declared in the first and second quarters of 2009 and is a decrease from the $0.19 rate paid in the comparable quarter in 2008.  The dividend rate was reduced in order to conserve capital in light of current economic conditions.

•	There has been no stock repurchase activity during 2009.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.5 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 93 branches, with 78 branches operating in the central piedmont and coastal regions of North Carolina, 10 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, Myrtle Beach and Little River), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2009	2008	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$41,404	35,556
Interest on investment securities	1,882	2,022
Other interest income	188	211
Total interest income	43,474	37,789	15.0%
Interest expense
Interest on deposits	12,169	12,724
Other, primarily borrowings	795	2,280
Total interest expense	12,964	15,004	(13.6%)
Net interest income	30,510	22,785	33.9%
Provision for loan losses	5,200	2,851	82.4%
Net interest income after provision for loan losses	25,310	19,934	27.0%
Noninterest income
Service charges on deposit accounts	3,811	3,610
Other service charges, commissions, and fees	1,216	1,116
Fees from presold mortgages	395	199
Commissions from financial product sales	333	419
Data processing fees	38	42
Securities gains	6	2
Other gains (losses)	(58)	(28)
Total noninterest income	5,741	5,360	7.1%
Noninterest expenses
Personnel expense	11,450	8,907
Occupancy and equipment expense	3,083	2,097
Intangibles amortization	218	107
Acquisition expenses	290	─
Other operating expenses	5,912	4,285
Total noninterest expenses	20,953	15,396	36.1%
Income before income taxes	10,098	9,898	2.0%
Income taxes	3,716	3,701	0.4%
Net income	$6,382	6,197	3.0%

Preferred stock dividends and accretion	(995)	─

Net income available to common shareholders	$5,387	6,197	(13.1%)

Earnings per common share – basic	$0.32	0.38	(15.8%)
Earnings per common share – diluted	0.32	0.37	(13.5%)

ADDITIONAL INCOME STATEMENT INFORMATION

Net interest income, as reported	$30,510	22,785
Tax-equivalent adjustment (1)	221	165
Net interest income, tax-equivalent	$30,731	22,950	33.9%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2009	2008	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$107,596	104,309
Interest on investment securities	5,688	5,990
Other interest income	293	930
Total interest income	113,577	111,229	2.1%
Interest expense
Interest on deposits	34,818	40,934
Other, primarily borrowings	2,696	6,245
Total interest expense	37,514	47,179	(20.5%)
Net interest income	76,063	64,050	18.8%
Provision for loan losses	13,611	6,443	111.3%
Net interest income after provision for loan losses	62,452	57,607	8.4%
Noninterest income
Service charges on deposit accounts	10,035	10,148
Other service charges, commissions, and fees	3,542	3,371
Fees from presold mortgages	847	657
Commissions from financial product sales	1,164	1,174
Data processing fees	103	140
Gain from acquisition	62,085	─
Securities gains (losses)	(113)	(14)
Other gains (losses)	(209)	229
Total noninterest income	77,454	15,705	393.2%
Noninterest expenses
Personnel expense	29,828	26,590
Occupancy and equipment expense	7,262	6,148
Intangibles amortization	414	309
Acquisition expenses	1,082	─
Other operating expenses	17,507	13,097
Total noninterest expenses	56,093	46,144	21.6%
Income before income taxes	83,813	27,168	208.5%
Income taxes	32,338	10,164	218.2%
Net income	$51,475	17,004	202.7%

Preferred stock dividends and accretion	(2,958)	─

Net income available to common shareholders	$48,517	17,004	185.3%

Earnings per common share - basic	$2.92	1.08	170.4%
Earnings per common share - diluted	2.91	1.07	172.0%

ADDITIONAL INCOME STATEMENT INFORMATION

Net interest income, as reported	$76,063	64,050
Tax-equivalent adjustment (1)	571	493
Net interest income, tax-equivalent	$76,634	64,543	18.7%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments

First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2009	2008	2009	2008
Return on average assets (1)	0.61%	0.96%	2.20%	0.93%
Return on average common equity (2)	7.97%	11.09%	27.01%	11.02%
Net interest margin - tax equivalent (3)	3.87%	3.79%	3.78%	3.76%
Efficiency ratio - tax equivalent (3) (4)	57.45%	54.38%	36.40%	57.50%
Net charge-offs to average non-covered loans	0.72%	0.18%	0.52%	0.19%

COMMON SHARE DATA
Cash dividends declared - common	$0.08	0.19	$0.24	0.57
Stated book value - common	16.07	13.28	16.07	13.28
Tangible book value - common	11.80	9.17	11.80	9.17
Common shares outstanding at end of period	16,671,983	16,522,581	16,671,983	16,522,581
Weighted average shares outstanding - basic	16,664,544	16,515,507	16,636,646	15,789,027
Weighted average shares outstanding - diluted	16,805,770	16,539,179	16,674,649	15,846,966

CAPITAL RATIOS
Tangible equity to tangible assets	7.59%	5.75%	7.59%	5.75%
Tangible common equity to tangible assets	5.70%	5.75%	5.70%	5.75%
Tier I leverage ratio	9.12%	8.12%	9.12%	8.12%
Tier I risk-based capital ratio	13.04%	9.29%	13.04%	9.29%
Total risk-based capital ratio	14.29%	10.54%	14.29%	10.54%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,519,809	2,570,067	$2,953,971	2,444,993
Loans	2,733,145	2,195,971	2,395,019	2,085,331
Earning assets	3,150,167	2,412,037	2,713,223	2,291,855
Deposits	2,923,300	2,018,313	2,428,366	1,969,817
Interest-bearing liabilities	2,912,269	2,092,329	2,376,409	1,983,663
Shareholders’ equity	333,333	222,237	303,247	206,179

(1)	Calculated by dividing annualized net income available to common shareholders by average assets.
(2)	Calculated by dividing annualized net income available to common shareholders by average common equity.
(3)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(4)	Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008

Net interest income - tax equivalent (1)	$30,731	23,630	22,273	22,675	22,950
Taxable equivalent adjustment (1)	221	187	163	166	165
Net interest income	30,510	23,443	22,110	22,509	22,785
Provision for loan losses	5,200	3,926	4,485	3,437	2,851
Noninterest income	5,741	66,967	4,746	4,952	5,360
Noninterest expense	20,953	19,203	15,937	16,067	15,396
Income before income taxes	10,098	67,281	6,434	7,957	9,898
Income taxes	3,716	26,269	2,353	2,956	3,701
Net income	6,382	41,012	4,081	5,001	6,197
Preferred stock dividends and accretion	995	1,022	941	−	−
Net income available to common shareholders	5,387	39,990	3,140	5,001	6,197

Earnings per common share – basic	0.32	2.40	0.19	0.30	0.38
Earnings per common share – diluted	0.32	2.40	0.19	0.30	0.37

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At Sept. 30, 2009	At June 30, 2009	At Dec. 31, 2008	At Sept. 30, 2008	One Year Change
Assets
Cash and due from banks	$43,667	47,761	88,015	86,825	-49.7%
Interest bearing deposits with banks	240,425	177,230	136,765	91,884	161.7%
Total cash and cash equivalents	284,092	224,991	224,780	178,709	59.0%

Investment securities	196,607	213,998	187,183	182,487	7.7%
Presold mortgages	8,420	8,993	423	2,468

Loans – non-covered	2,147,615	2,174,422	2,211,315	2,211,678	-2.9%
Loans – covered by FDIC loss share agreement	549,439	568,636	−	−	n/m
Total loans	2,697,054	2,743,058	2,211,315	2,211,678	21.9%
Allowance for loan losses	(34,444)	(33,185)	(29,256)	(27,928)	23.3%
Net loans	2,662,610	2,709,873	2,182,059	2,183,750	21.9%

Premises and equipment	52,868	52,362	52,259	51,334	3.0%
FDIC loss share receivable	210,266	208,349	−	−	n/m
Intangible assets	71,165	71,382	67,780	67,887	4.8%
Other assets	33,657	36,018	36,083	34,031	-1.1%
Total assets	$3,519,685	3,525,966	2,750,567	2,700,666	30.3%

Liabilities
Deposits:
Non-interest bearing demand	$268,097	271,669	229,478	235,334	13.9%
NOW accounts	264,267	271,991	198,775	197,942	33.5%
Money market accounts	477,092	449,007	340,739	315,492	51.2%
Savings accounts	142,391	145,194	125,240	124,227	14.6%
Brokered time deposits	122,634	108,933	78,569	46,594	163.2%
Internet time deposits	158,680	168,562	5,206	1,089	n/m
Other time deposits > $100,000	706,343	673,370	520,198	515,942	36.9%
Other time deposits	782,136	786,440	576,586	586,202	33.4%
Total deposits	2,921,640	2,875,166	2,074,791	2,022,822	44.4%

Repurchase agreements	58,209	62,309	61,140	49,008	18.8%
Borrowings	176,927	230,099	367,275	387,390	-54.3%
Other liabilities	30,042	31,765	27,493	22,092	36.0%
Total liabilities	3,186,818	3,199,339	2,530,699	2,481,312	28.4%

Shareholders’ equity
Preferred stock	65,000	65,000	−	−	n/m
Discount on preferred stock	(3,990)	(4,190)	−	−	n/m
Common stock	97,745	97,409	96,072	95,352	2.5%
Common stock warrants	4,592	4,592	−	−	n/m
Retained earnings	176,473	172,418	131,952	130,100	35.6%
Accumulated other comprehensive income	(6,953)	(8,602)	(8,156)	(6,098)	14.0%
Total shareholders’ equity	332,867	326,627	219,868	219,354	51.7%
Total liabilities and shareholders’ equity	$3,519,685	3,525,966	2,750,567	2,700,666	30.3%

First Bancorp and Subsidiaries Financial Summary - page 5

	For the Three Months Ended
YIELD INFORMATION	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008

Yield on loans	6.01%	6.00%	5.99%	6.22%	6.44%
Yield on securities - tax equivalent (1)	4.23%	4.46%	4.80%	4.63%	4.90%
Yield on other earning assets	0.34%	0.26%	0.22%	0.74%	2.18%
Yield on all interest earning assets	5.50%	5.65%	5.74%	6.00%	6.26%

Rate on interest bearing deposits	1.82%	2.24%	2.47%	2.72%	2.84%
Rate on other interest bearing liabilities	1.36%	2.40%	1.97%	2.22%	2.92%
Rate on all interest bearing liabilities	1.78%	2.25%	2.42%	2.64%	2.85%

Interest rate spread - tax equivalent (1)	3.72%	3.40%	3.32%	3.36%	3.41%
Net interest margin - tax equivalent (2)	3.87%	3.74%	3.68%	3.70%	3.79%

Average prime rate	3.25%	3.25%	3.25%	4.06%	5.00%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008
Nonaccrual loans – non-covered	$51,015	43,210	35,296	26,600	19,558
Nonaccrual loans – covered by FDIC loss share (1)	104,972	69,420	-	-	-
Restructured loans – non-covered	6,963	3,995	3,995	3,995	3,995
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	162,950	116,625	39,291	30,595	23,553
Other real estate – non-covered	7,549	6,032	5,428	4,832	4,565
Other real estate – covered by FDIC loss share	10,439	12,415	-	-	-
Total nonperforming assets	$180,938	135,072	44,719	35,427	28,118
Total nonperforming assets – non-covered	$65,527	53,237	44,719	35,427	28,118

Asset Quality Ratios – All Assets

Net charge-offs to average loans - annualized	0.57%	0.47%	0.34%	0.38%	0.18%
Nonperforming loans to total loans	6.04%	4.25%	1.80%	1.38%	1.06%
Nonperforming assets to total assets	5.14%	3.83%	1.66%	1.29%	1.04%
Allowance for loan losses to total loans	1.28%	1.21%	1.46%	1.32%	1.26%
Allowance for loan losses to nonperforming loans	21.14%	28.45%	81.22%	95.62%	118.58%

Asset Quality Ratios – Based on Non-covered Assets only

Net charge-offs to average non-covered loans - annualized	0.72%	0.49%	0.34%	0.38%	0.18%
Non-covered nonperforming loans to non-covered loans	2.70%	2.17%	1.80%	1.38%	1.06%
Non-covered nonperforming assets to total non-covered assets	2.21%	1.81%	1.66%	1.29%	1.04%
Allowance for loan losses to non-covered loans	1.60%	1.53%	1.46%	1.32%	1.26%
Allowance for loan losses to non-covered nonperforming loans	59.41%	70.30%	81.22%	95.62%	118.58%

(1)	At September 30, 2009, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreement was $193.8 million.